NEWS RELEASE

CARDERO TO BEGIN TRADING ON TORONTO STOCK EXCHANGE,

WEDNESDAY JULY 5, 2006

July 4, 2006

Symbols:  TSX. - CDU

AMEX. - CDY

FSX. - CR5

Cardero Resource Corp. (“Cardero” or “the Company”) is pleased to announce that its shares will commence trading on the Toronto Stock Exchange (“TSX”) at market opening on July 5, 2006.  At the close of trading July 4, 2006, the shares of Cardero will no longer trade on the TSX Venture Exchange.  The Company’s trading symbol (“CDU”) and CUSIP number (14140U105) will remain the same.

“Securing our place on Canada’s most senior exchange is a testament to our strong management and high quality projects in South America and Mexico,” stated Henk Van Alphen. “As a TSX listed company, we can continue to aggressively expand our global shareholder base as we grow our business.”

Cardero has approximately $13 million in the treasury and is positioned to continue to explore its projects in Mexico, Peru, and Argentina. The common shares of the Company are currently listed on the Toronto Stock Exchange (symbol CDU), the American Stock Exchange (symbol CDY) and the Frankfurt Stock Exchange (symbol CR5). The Company is actively evaluating new gold, copper and iron projects, and continues to maintain an active pipeline of prospects.

For further details on the Company readers are referred to the Company's web site (www.cardero.com), Canadian regulatory filings on SEDAR at www.sedar.com and United States regulatory filings on EDGAR at www.sec.gov.

On Behalf of the Board of Directors of

CARDERO RESOURCE CORP.

“Hendrik van Alphen” (signed)

Hendrik van Alphen, President

Contact Information:

Quentin Mai, Manager – Corporate Communications & Investor Relations

Email:  qmai@cardero.com

Phone: 1-888-770-7488 or (604) 408-7488 / Fax: (604) 408-7499

The TSX Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of the content of this news release, which has been prepared by management.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 27E of the Exchange Act.  Such statements include, without limitation, statements regarding future anticipated exploration program results, the discovery and delineation of mineral deposits/resources/reserves, business and financing plans, potential mining scenarios, the success of mineral processing procedures, business trends and future operating costs and revenues.  Although the Company believes that such statements are reasonable, it can give no assurance that such expectations will prove to be correct.  Forward-looking statements are typically identified by words such as: believe, expect, anticipate, intend, estimate, postulate and similar expressions, or are those, which, by their nature, refer to future events.  The Company cautions investors that any forward-looking statements by the Company are not guarantees of future results or performance, and that actual results may differ materially from those in forward looking statements as a result of various factors, including, but not limited to, variations in the nature, quality and quantity of any mineral deposits that may be located, the Company’s ability to obtain any necessary permits, consents or authorizations required for its activities, the Company’s ability to produce minerals from its properties successfully or profitably, to continue its projected growth, to raise the necessary capital or to be fully able to implement its business strategies.

All of the Company’s public disclosure filings may be accessed via www.sedar.com and readers are urged to review these materials, including the technical reports filed with respect to the Company’s mineral properties.  This press release contains information with respect to adjacent or similar mineral properties in respect of which the Company has no interest or rights to explore or mine.  The Company advises US investors that the US Securities and Exchange Commission’s mining guidelines strictly prohibit information of this type in documents filed with the SEC.  Readers are cautioned that the Company has no interest in or right to acquire any interest in any such properties, and that mineral deposits on adjacent or similar properties are not indicative of mineral deposits on the Company’s properties.

This press release is not, and is not to be construed in any way as, an offer to buy or sell securities in the United States.